Exhibit 99.1
TRIUMPH BANCORP, INC. ANNOUNCES COMPLETION OF FIRST BANCORP OF DURANGO, INC. AND SOUTHERN COLORADO CORP. ACQUISITIONS

DALLAS, Sept. 7, 2018 (GLOBE NEWSWIRE) -- Triumph Bancorp, Inc. (Nasdaq: TBK) (the "Company") today announced the completion of its acquisitions of First Bancorp of Durango, Inc. and Southern Colorado Corp.

Following the closing of the acquisitions, the wholly-owned bank subsidiaries of First Bancorp of Durango, Inc., The First National Bank of Durango and Bank of New Mexico, and the wholly-owned bank subsidiary of Southern Colorado Corp., Citizens Bank of Pagosa Springs, will merge with and into the Company's wholly-owned bank subsidiary, TBK Bank, SSB ("TBK Bank"). As of June 30, 2018, First Bancorp of Durango, Inc. had approximately $629 million of total assets, $271 million in loans and $560 million of deposits. As of June 30, 2018, Southern Colorado Corp. had approximately $82 million of total assets, $36 million in loans and $74 million of deposits.

"The addition of The First National Bank of Durango, Bank of New Mexico and Citizens Bank of Pagosa Springs brings the number of TBK Bank branch locations to 61 across six states," said Aaron P. Graft, vice chairman and chief executive officer of Triumph Bancorp, Inc. "With these acquisitions, we now have 37 Colorado locations, solidifying our place as one of the top community banks in the state. We also enter New Mexico, a market in which we hope to grow in the future. We look forward to providing the exceptional customer service their customers have come to expect, while also bringing the products, services and technology of TBK Bank to their communities."

ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas.  Triumph offers a diversified line of community banking and commercial finance products through its bank subsidiary, TBK Bank, SSB.

Forward-Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the transactions, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the transactions may not materialize as expected; our being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the "SEC"). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018 and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed with the SEC on July 20, 2018. Forward-looking statements speak only as of the date made and the Company undertakes no duty to update such information.

Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com  |  214-365-6936

Media Contact:
Amanda Tavackoli
Senior Vice President, Marketing & Communication
atavackoli@tbkbank.com  |  214-365-6930